Exhibit 3.6

OPERATING AGREEMENT OF

LEVEL 3 COMMUNICATIONS, LLC

a Delaware Limited Liability Company

The undersigned (the “Member”), being the sole member of Level 3 Communications, LLC (the “Company”), hereby agrees as follows:

ARTICLE I.

MANAGEMENT OF THE COMPANY

Section 1. Management Vested in Managers. The Member of the Company hereby vests the management of the Company with one or more Managers, who shall have sole power and authority to conduct the affairs of the Company except to the extent management powers are expressly reserved to the Member by this Operating Agreement or the Delaware Limited Liability Company Act (the “Act”). Any act of the Managers shall only be taken upon the affirmative vote of a majority of the then serving Managers. The Managers may be elected at any meeting of the Member by the affirmative vote of a majority in interest of the Members. The Managers shall serve until their successors are duly elected or, if earlier, until any such Manager’s death, resignation or removal. Any Manager may be removed at any time, with or without cause, by the affirmative vote of a majority in interest of the Members.

Section 2. Compensation. The Members shall have authority to approve reasonable compensation for any Member or Manager for services actually rendered to the Company.

Section 3. Transfers: Indebtedness. Real or personal property owned or purchased by the Company shall be held and owned, and conveyance or transfer thereof shall be made, in the name of the Company. Indebtedness of the Company shall be incurred in the name of the Company and not in the name of any Member or Manager. Instruments and documents providing for the acquisition, encumbrance, or disposition of property of the Company, including but not limited to leases, and instruments and agreements evidencing indebtedness of the Company, shall be valid and binding upon the Company when they are executed by the President, Vice President or any Member of the Company.

Section 4. Officers. The Company shall have such officers, including a president, vice president, secretary and treasurer as may be elected by the Managers from time to time.

ARTICLE II.

MEETINGS OF MEMBERS

Section 1. Meetings. Meetings of Members may be called by any Member.

Section 2. Place of Meeting. The person or persons calling any meeting of Members may designate the place for such meeting. If no such designation is made, then the place for such meeting shall be the principal place of business of the Company.

Section 3. Notice of Meeting. Written notice stating the place, day, and hour of a meeting of Members and the purpose or purposes for which the meeting is called shall be delivered not less than three nor more than sixty days before the date of the meeting, either personally, by mail, or by next-business-day delivery service, at the direction of the personal calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the Member at his or her address as it appears in the records of the Company, with postage prepaid. If sent by next-business-day delivery service, such notice shall be deemed to be delivered when deposited with the next-business-day delivery service in time for next-business-day delivery addressed to the Member at his or her street address as it appears in the records of the Company. Except when required by law, notice of any adjourned meeting of Members need not be given. Any Member, by a signed writing, may waive notice of any meeting of Members, either before or after such meeting. The attendance of a Member at such meeting shall constitute a waiver of notice of such meeting, except when a Member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 4. Quorum. The owners of a majority in amount of the then existing Capital Account Balances of all Members entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of Members.

Section 5. Manner of Acting. If a quorum is present at a meeting of Members, then the affirmative vote of the owners of a majority in amount of the then existing Capital Account Balances represented at the meeting and entitled to vote on the subject matter shall be the act of the Members, unless otherwise provided by applicable statute, this Agreement, or the Certificate of Formation of the Company. If a quorum is not present at a meeting of Members, then Members holding a majority in amount of the then existing Capital Account Balances represented at such meeting and entitled to vote may adjourn the meeting from time to time without further notice. At any adjourned meeting of Members at which a quorum is present, any business may be transacted which might have been transacted at the meeting if it had been held at the original time for which it was called.

Section 6. Proxies. At all meetings of Members, a Member may vote either in person or by a proxy executed in writing by the Member or by his duly authorized attorney-in-fact. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

Section 7. Informal Action by Members. Any action required to be taken by the Members pursuant to this Agreement or pursuant to the Certificate of Formation of the Company or which may be taken at a meeting of Members may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the owners of a majority in amount of the then existing Capital Account Balances of all Members entitled to vote with respect to the subject matter of such consent, unless otherwise provided by applicable statute, this Agreement, or the Certificate of Formation of the Company.

ARTICLE III.

MEETINGS OF MANAGERS

Section 1. Meetings. Meetings of the Managers may be called by any Manager or Member.

Section 2. Place of Meeting. The person or persons calling any meeting of Managers may designate the place for such meeting. If no such designation is made, then the place for such meeting shall be the principal place of business of the Company.

Section 3. Notice of Meeting. Written notice stating the place, day, and hour of a meeting of Managers and the purpose or purposes for which the meeting is called shall be delivered not less than three nor more than sixty days before the date of the meeting, either personally, by mail, or by next-business-day delivery service, at the direction of the personal calling the meeting, to each Manager entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the Manager at his or her address as it appears in the records of the Company, with postage prepaid. If sent by next-business-day delivery service, such notice shall be deemed to be delivered when deposited with the next-business-day delivery service in time for next-business-day delivery addressed to the Manager at his or her street address as it appears in the records of the Company. Except when required by law, notice of any adjourned meeting of Managers need not be given. Any Manager, by a signed writing, may waive notice of any meeting of Managers, either before or after such meeting. The attendance of a Manager at such meeting shall constitute a waiver of notice of such meeting, except when a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 4. Quorum. A majority in number of the then serving Managers shall constitute a quorum at a meeting of Managers.

Section 5. Manner of Acting. If a quorum is present at a meeting of Managers, then the affirmative vote of a majority of the Managers present at the meeting and entitled to vote on the subject matter shall be the act of the Managers, unless otherwise provided by applicable statute, this Agreement, or the Certificate of Formation of the Company. If a quorum is not present at a meeting of Managers, then Managers constituting a majority of those present at such meeting and entitled to vote may adjourn the meeting from time to time without further notice. At any adjourned meeting of Managers at which a quorum is present, any business may be transacted which might have been transacted at the meeting if it had been held at the original time for which it was called.

Section 6. Informal Action by Managers. Any action required to be taken by the Managers pursuant to this Agreement or pursuant to the Certificate of Formation of the Company or which may be taken at a meeting of Managers may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by a majority of the then serving Managers entitled to vote with respect to such consent, unless otherwise provided by applicable statute, this Agreement, or the Certificate of Formation of the Company.

ARTICLE IV.

BOOKS OF ACCOUNT, FINANCIAL STATEMENTS, AND FISCAL MATTERS

Section 1. Books of Account. The Members shall keep complete and adequate books of account of the Company in which shall be recorded and reflected all of the capital contributions and withdrawals of the Members and all income, expenses, and other transactions of the Company. The books of account of the Company shall be maintained on a calendar year basis. The books of account of the Company shall be kept at the principal place of business of the Company; and each Member and his or her authorized representative shall have, at reasonable times during normal business hours, free access to and the right to inspect and, at his or her expense, copy such books of account and all records of the Company. The ownership percentage of each current Member is listed on Exhibit A attached hereto.

Section 2. Bank Accounts, Funds, and Assets. The funds of the Company shall be deposited in the Company’s name in such checking or other accounts as the Managers shall deem appropriate. Such funds shall be withdrawn only by such authorized persons as may be designated by the Managers.

Section 3. Tax Returns and Reports. The Company, at the Company’s expense, shall cause income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Company also, at the Company’s expense, shall cause to be prepared and timely filed with the appropriate authorities all reports required to be filed with such authorities under then applicable laws, rules and regulations. Any Member shall be provided with a copy of any such tax return or report upon request without expense to him or her.

Section 4. Reports and Financial Statements. The Company shall, at the Company’s expense, provide to the Members as soon as practicable after the end of each calendar year a complete accounting of the affairs of the Company for such calendar year together with all information necessary for the preparation of a Member’s federal and state income tax returns.

Section 5. Capital Accounts. An individual capital account shall be maintained on the books of the Company for each Member. Each Member’s capital account shall consist of such Member’s original capital contribution to the Company (a) increased by such Member’s additional capital contributions to the Company and by such Member’s share of Company profits and (b) decreased by such Member’s share of Company losses and by distributions to such Member by the Company (the “Capital Account Balance”). No member shall have the right to receive out of the property of the Company any part of his or her contributions to the capital of the Company except as provided in the Articles of Organization of the Company or by applicable law. No Member shall be entitled or required to make any capital contributions to the Company other than as provided in this Agreement or in the Articles of Organization of the Company or as agreed to in writing by such Member with the approval or consent of Members holding a majority in amount of the then existing Capital Account Balances. No interest shall be paid on any Member’s capital contributions to the Company. In the absence of consent of all of the Members, a Member, irrespective of the nature of his or her contributions to the capital of the Company, shall have only the right to demand and receive cash in return for his or her contributions to the capital of the Company.

Section 6. Profits and Losses. The net profits or net losses of the Company shall be allocated to the Members in proportion to their respective Capital Account Balances for, and pro rated to reflect any changes in their respective Capital Account Balances during, the accounting period to which such profits or losses are attributable.

Section 7. Loans. Any Member may, but shall not be required to, make loans to the Company in such amount, at such times, and on such terms as may be approved by the Members.

No such loan by a Member shall be considered a contribution to the capital of the Company. Except in the ordinary course of the Company’s business, the Company shall not loan or advance funds to any Member, nor permit its assets to be encumbered to secure the obligations of a Member, without the prior consent of all of the other Members.

Section 8. Distributions. If the Members or Managers determine that the Company has cash available in excess of the reasonable needs of the Company for the conduct of its business (including but not limited to debt service and appropriate reserves), then such excess cash shall be distributed to the Members in proportion to their then respective Capital Account Balances, regardless of whether the Company has had a profit or loss for income tax or accounting purposes. Other distributions by the Company may be made in such manner and at such times as the Members or Managers may determine. Notwithstanding the foregoing, no distributions may be made by the Company to the Members unless, after the distributions are made, the assets of the Company will be in excess of all liabilities of the Company other than liabilities to Members on account of the Members’ contributions to capital.

ARTICLE V.

ADDITIONAL MEMBERS AND TRANSFER OF INTERESTS

Section 1. Additional Members. Additional Members of the Company may be admitted to the Company by unanimous written consent of the Members. No new Member shall be entitled to any retroactive allocation of any item of income, gain, loss, deduction, or credit for income tax purposes. The Members, at their option at the time a Member is admitted, may close the Company books (as though the Company tax year had ended) or may make proportionate allocations of income, gains, losses, deductions, and credits for the Company’s tax year in which the Member is admitted in accordance with the provisions of Section 706(d) of the Internal Revenue Code of 1986 and the Treasury Regulations promulgated thereunder.

Section 2. Transfer of Interests. Except as provided in Section 3 of this Article V, no Member shall transfer his or her interest in the Company, including but not limited to the Member’s right to receive the share of profits or other compensation by way of income and return of contributions to capital to which the Member is entitled without the unanimous written consent of the Members. Any attempt by a Member to transfer his or her interest in the Company other than in compliance with the terms of this Agreement shall be null and void and of no force or effect, and the Company shall not recognize and shall give no effect to any such attempt by a Member to transfer his or her interest in the Company. For purposes of this Article V, “transfer” means to directly or indirectly sell, transfer, assign, pledge, mortgage, create a security interest in, or in any other way encumber or dispose of the Member’s interest in the Company.

Section 3. Transfer to Affiliate. Any Member which is a corporation or other entity may transfer all or any portion of its interest in the Company to an affiliate upon written notice to the Company of such transfer.

Section 4. Specific Enforcement; Indemnification. Any transfer or attempted transfer by any Member in violation of this Agreement shall be null and void and of no effect whatsoever. Each Member hereby acknowledges the reasonableness of the restrictions on transfer imposed by this Agreement in view of the Company purposes and the relationship of the

Members. Accordingly, the restrictions on transfer contained herein shall be specifically enforceable. Each Member hereby further agrees to defend and hold the Company and each other Member wholly and completely harmless from any cost, liability or damage (including, without limitation, liabilities for income taxes and costs of enforcing this indemnity) incurred by any of such indemnified parties as a result of a transfer or an attempted transfer by such indemnifying Member in violation of this Agreement.

Section 5. Expenses. Except as otherwise expressly provided herein, all expenses of the Company incident to the admission of the transferee to the Company as a Member shall be charged to and paid by the transferring Member.

ARTICLE VI.

DISSOLUTION AND LIQUIDATION

The Company shall be dissolved only upon the unanimous written agreement of all Members. As soon as possible following an affirmative vote to dissolve the Company, the Members shall execute duplicate originals of a statement of intent to dissolve in the form prescribed by the Delaware Secretary of State, and such statement shall be delivered to the Delaware Secretary of State for filing. Upon the dissolution of the Company, the Members shall appoint a liquidated agent who, at the direction of the Members, shall proceed to make a full and general accounting of the assets and liabilities of the Company, liquidate the assets of the Company, discharge the liabilities of the Company, and otherwise wind up the affairs of the Company. When all debts, liabilities, and obligations of the Company have been paid and discharged or adequate provision has been made therefor and all of the remaining property and assets of the Company have been distributed to the Members in proportion to their then respective Capital Account Balances, a Certificate of Dissolution in the form required by the Delaware Limited Liability Company Act shall be executed in duplicate by the Members, verified by the Members. and delivered to the Delaware Secretary of State for filing.

ARTICLE VII.

MISCELLANEOUS

Section 1. Liability of Members and Managers. No Member or Manager of former Member or Manager shall be liable, responsible, or accountable in damages or otherwise to any other Member or to the Company for any actions taken in good faith and reasonably believed by the Member or Manager to be in the best interest of the Company or in reliance on the provisions of this Operating Agreement or the Articles, or for good faith errors of judgment, but shall only be liable for willful misconduct or gross negligence in the performance of his or her duties as a Member or Manager.

Section 2. Indemnification. The Company shall indemnify any Member, Manager or officer or former Member, Manager or officer against expenses actually and reasonably incurred by him or her in connection with the defense of a civil or criminal action, suit, or proceeding in which he or she is made a party by reason of being or having been a Member, Manager or officer of the Company, except in respect of matters as to which he or she is adjudged in the action, suit, or proceeding to be liable for willful misconduct or gross negligence.

Section 3. Waiver of Partition. Each of the Members of the Company irrevocably waives any right to maintain any action for partition with respect to the assets of the Company.

Section 4. Company Property. The legal title to any real or personal property or interest in real or personal property now or hereafter acquired by the Company shall be owned, held or operated in the name of the Company, and no Member, individually, shall have any ownership interest in such property.

Section 5. Contracts with Related Parties; Competition. Nothing in this Agreement or in law shall prevent or be construed to prevent any of the Members, or any person related to any Member, from dealing with the Company as to any matter whatever, provided the terms of this dealing are fair and reasonable to the Company as determined by the Members of the Company.

Section 6. No Partnership Intended for Nontax Purposes. The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership under Delaware law. The Members do not intend to be partners as to one another, or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

Section 7. Rights of Creditors and Third Parties under Agreement. This Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other person. Except and only to the extent provided by applicable law, no such creditor or third party shall have any rights under this Agreement, or any agreement between the Company and any Member with respect to any capital contribution or otherwise.

Section 8. Non-Waiver. The failure of any Member to insist in any one or more instances upon performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder, or of the future performance of any such term, covenant or condition, but the obligations with respect thereto shall continue in full force and effect.

Section 9. Notices. All notices required or permitted under the terms of this Agreement shall be in writing and shall be delivered either personally, by certified mail, return receipt requested, or by prepaid nationally-recognized commercial overnight delivery service which maintains evidence of receipt (such as Federal Express), in care of the respective Members at their last known addresses. Any such notice shall be deemed to have been given when delivered or upon evidence of refusal of delivery.

Section 10. Acceptance of Prior Acts by New Members. Each person becoming a Member, by becoming a Member. ratifies all action duly taken by the Company, under the terms of this Agreement, prior to the date such person becomes a Member.

Section 11. Further Action. Each Member agrees to perform all further acts and execute, acknowledge, and deliver any additional documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

Section 12. Binding Provisions. The covenants and agreements contained in this Agreement shall be binding upon the parties to this Agreement, any new Members, and their respective heirs, personal representatives, successors, and permitted assigns.

Section 13. Separability of Provisions. Each provision of this Agreement shall be considered separable from the other provisions of this Agreement; and if for any reason any provision of this Agreement is determined to be invalid, such invalidity shall not impair the operation of or affect this portions of this Agreement that are valid.

Section 14. Entire Agreement; Amendment. This Agreement constitutes the entire understanding and agreement among the Members with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, express or implied, oral or written, with respect to such subject matter. This Agreement may not be amended or modified except by written agreement of all Members.

Section 15. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together constitute one and the same instrument. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

Section 17. Titles. The titles of the various Articles and Sections of this Agreement are for convenient reference only and shall not be considered in the construction or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, the sole Member has executed this Agreement as of the 2nd day of December, 1997.

PKS INFORMATION SERVICES, INC.

By:	/s/ Raul Pupo
Name:	Raul Pupo
Title:	President

STATE OF NEBRASKA	)
	)	ss.
COUNTY OF DOUGLAS	)

The foregoing instrument was acknowledged before me this 2nd day of December, 1997, by Raul Pupo, the President of PKS Information Services, Inc., a Delaware corporation, on behalf of the corporation.

/s/ Timothy J. Wichita
Notary Public

[Notary Stamp & Logo] GENERAL NOTARY-State of Nebraska TIMOTHY J. WICHITA My Comm. Exp. Feb. 28, 1998

EXHIBIT A

MEMBER OWNERSHIP

PKS Information Services. Inc.	100%